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                                                                    EXHIBIT 99.1

                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                               3RD QUARTER RESULTS
                               -------------------


     Clifton, New Jersey - January 26, 2009 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank (the "Bank"), today announced the results of its operations for the three and nine months ended December 31, 2008. Net income was $1.55 million for the three months ended December 31, 2008, an increase of $848,000 or 121.7%, as compared to $697,000 for the three months ended December 31, 2007. Net income was $4.04 million for the nine months ended December 31, 2008, an increase of $2.29 million, or 130.9%, as compared to $1.75 million for the nine months ended December 31, 2007. Net income increased for both periods primarily as a result of an increase in the net interest rate spread, partially offset by an increase in income taxes. Both basic and diluted earnings per common share were $0.06 for the three months ended December 31, 2008, as compared to $0.03 for the same period in 2007, an increase of $0.03, or 100.0%. Basic and diluted earnings per common share were $0.16 and $0.15, respectively, for the nine months ended December 31, 2008, as compared to $0.06 for both ratios for the same period in 2007. This resulted in an increase of $0.10, or 166.7%, and an increase of $0.09, or 150.0%, respectively, in basic and diluted earnings per share. Cash dividends paid per common share were $0.05 for both the three months ended December 31, 2008 and 2007, and $0.15 for both the nine months ended December 31, 2008 and 2007.

     Net interest income increased $1.41 million, or 40.6%, for the three months ended December 31, 2008, to $4.88 million, as compared to $3.47 million for the three months ended December 31, 2007, reflecting a 39 basis point increase in the net interest margin partially offset by a decrease of $3.6 million in

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average net interest-earning assets. Average interest-earning assets increased
$119.0 million, or 15.7%, during this period, which consisted of increases of $148.3 million in mortgage-backed securities and $38.3 million in loans, partially offset by decreases of $66.2 million in investment securities and $1.4 million in other interest-earning assets. Loans increased primarily due to the redeployment of maturities and calls of investment securities into these higher yielding assets. In addition, mortgage-backed securities increased primarily due to the continuation of a leverage strategy initiated in November 2007, under which the Bank has borrowed funds from the Federal Home Loan Bank of New York totaling $125.0 million and simultaneously invested those funds in higher yielding mortgage-backed securities. Average interest-bearing liabilities increased $122.6 million, or 19.8%, during this period, which consisted of increases of $92.3 million in borrowings and $30.3 million in interest-bearing deposits. Net interest margin increased to 2.22% for the quarter ended December 31, 2008, from 1.83% for the quarter ended December 31, 2007. The net interest rate spread increased 59 basis points to 1.68%, as the 11 basis point increase to 5.19% in the average yield earned on interest-earning assets was coupled with a 48 basis point decrease to 3.51% in the average rate paid on interest-bearing liabilities.


     Net interest income increased $3.26 million, or 31.1%, for the nine months ended December 31, 2008, to $13.74 million as compared to $10.48 million for the nine months ended December 31, 2007, reflecting a 26 basis point increase in the net interest margin partially offset by a decrease of $8.9 million in average net interest-earning assets. Average interest-earning assets increased $110.1 million, or 14.5%, during this period, which consisted of increases of $144.5 million in mortgage-backed securities, $25.8 million in loans, and $3.8 million in other interest-earning assets, partially offset by a decrease of $64.0

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million in investment securities. Loans increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into these higher yielding assets. In addition, mortgage-backed securities increased primarily due to the continuation of the Bank's 2007 leverage strategy described above. Other interest-earning assets increased due to the maturities and calls of securities during the 2008 period that had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities increased $118.9 million, or 19.5%, during this period, which consisted of increases of $102.0 million in borrowed funds coupled with an increase of $16.9 million in interest-bearing deposits. Net interest margin increased to 2.11% for the nine months ended December 31, 2008, from 1.85% for the nine months ended December 31, 2007. The net interest rate spread increased 46 basis points to 1.55%, as the 11 basis point increase to 5.12% in the average yield earned on interest-earning assets was coupled with a 35 basis point decrease to 3.57% in the average rate paid on interest-bearing liabilities.

     The provision for loan losses increased $25,000, or 27.8%, to $115,000 during the nine months ended December 31, 2008 from $90,000 during the same 2007 period. There were no provisions for loan losses recorded during the three months ended December 31, 2008 and 2007. The larger provision in the current nine month period was the result of both increases in non-performing loans and the loan portfolio balance. Non-performing loans increased from $265,000 at March 31, 2008 (consisting of three one- to four-family residential real estate loans) to $444,000 at December 31, 2008 (consisting of six one- to four-family residential real estate loans). At December 31, 2007, the $151,000 in non-performing loans consisted of two one- to four-family residential real estate loans. The percentage of non-performing loans to total loans has been consistently low, rising from 0.06% at March 31, 2008, to 0.10% at December 31, 2008. At December 31, 2007, the percentage was 0.04%. The gross loan portfolio

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increased $45.3 million, or 10.7%, to $466.8 million at December 31, 2008 from
$421.5 million at March 31, 2008. The gross loan portfolio increased $8.3 million, or 2.0%, to $427.4 million at December 31, 2007 from $419.1 million at March 31, 2007.

     Non-interest income increased $3,000 or 1.1%, to $288,000 for the three months ended December 31, 2008 as compared to $285,000 for the three months ended December 31, 2007, and increased $20,000, or 2.4%, to $863,000 for the nine months ended December 31, 2008 as compared to $843,000 for the nine months ended December 31, 2007.

     Non-interest expense increased $30,000, or 1.0%, to $2.90 million for the three months ended December 31, 2008 as compared to $2.87 million for the three months ended December 31, 2007. The increase was primarily the result of increases of $31,000, or 1.9%, in salaries and employee benefits, and $19,000, or 7.3%, in net occupancy expense of premises, partially offset by a decrease of $28,000, or 36.4%, in advertising expenses, as a result of a reduction in the number of newspaper advertisements during the 2008 quarter. Non-interest expense decreased $440,000, or 4.9%, to $8.57 million for the nine months ended December 31, 2008 from $9.01 million for the nine months ended December 31, 2007. The decrease was primarily the result of decreases of $156,000, or 3.0%, in salaries and employee benefits, $122,000, or 69.8%, in legal expenses, and $111,000, or 9.7%, in miscellaneous expenses. The decrease in salaries and employee benefits was due to decreases in stock option, employee stock ownership plan ("ESOP") and health insurance expenses. The decrease in legal expenses was mostly due to a $92,000 insurance recovery of previously expensed fees relating to litigation, and miscellaneous expenses decreased mainly due to a $49,000 recovery of previously expensed consulting fees relating to litigation and a decrease of $47,000 in State of New Jersey bank supervisory fees.

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     Income taxes increased $532,000, or 277.1%, to $724,000 for the three months ended December 31, 2008, as compared to $192,000 for the same period in 2007, and $1.41 million, or 297.6%, to $1.88 million for the nine months ended December 31, 2008 as compared to $473,000 for the same period in 2007. This was the result of higher pre-tax income, coupled with an increase in the overall income tax rate which was 31.9% and 31.8%, respectively, for the three and nine months ended December 31, 2008, as compared with 21.6% and 21.3%, respectively, for the same periods in 2007. During both of the 2007 and 2008 periods, the Bank recognized tax exempt income from the cash surrender value of bank owned life insurance. The 2007 effective tax rates are significantly lower than the 2008 periods because this source of income accounted for a larger percentage of overall income in 2007, thereby reducing the overall effective tax rate for that year.

     The Company's total assets increased $34.7 million, or 3.9%, to $933.8 million at December 31, 2008, from $899.1 million at March 31, 2008. Net loans increased $45.3 million, or 10.8%, to $465.9 million at December 31, 2008 from $420.6 million at March 31, 2008, primarily due to internal origination volume coupled with the purchase of approximately $3.8 million of loans secured by property located in the State of New Jersey, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, increased $8.1 million, or 2.1%, to $389.0 million at December 31, 2008, from $380.9 million at March 31, 2008. Cash and cash equivalents decreased by $18.7 million, or 35.8%, to $33.5 million at December 31, 2008 as compared to $52.2 million at March 31, 2008. The funds received from maturities and repayments of securities, along with cash and cash equivalents, were redeployed into higher yielding loans.

     Total liabilities increased $35.5 million, or 4.9%, to $762.2 million at December 31, 2008, from $726.7 million at March 31, 2008. Deposits increased $31.1 million, or 5.4%, from $576.7 million as of March 31, 2008 to $607.8

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million at December 31, 2008, coupled with an increase of $4.0 million, or 2.8%
in borrowed funds, which had a balance of $146.3 million at December 31, 2008 as compared to $142.3 million at March 31, 2008. During the nine months ended December 31, 2008, $25.0 million in long-term borrowings with an average rate of 3.77% were originated, while $21.0 million of long-term borrowings were repaid in accordance with their original terms. There were no short-term borrowed funds outstanding at December 31, 2008, as $22.0 million in these borrowed funds were originated and repaid during the period in accordance with their original terms.


     Total stockholders' equity decreased $700,000, or 0.4%, to $171.7 million at December 31, 2008 from $172.4 million at March 31, 2008. The decrease resulted primarily from the repurchase of approximately 544,000 shares of Company common stock for $5.6 million, and cash dividends paid of $1.4 million, partially offset by net income of $4.0 million, a net increase in unrealized gains of $583,000 on the available for sale securities portfolios, ESOP shares committed to be released of $584,000, and $1.1 million for stock options and restricted stock awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits. At December 31, 2008, there were 26,766,442 shares of common stock outstanding.

     John A. Celentano, Jr., the Company's Chairman and Chief Executive Officer, stated, "We are pleased and not surprised with the 130.9% rise in our net income for the nine-month period ending December 31, 2008. Our capital has remained steady and strong and our mode of operation has not changed. Because we keep all our loans, we verify each mortgagor's ability to pay. We check real income, not abstract credit scores. And while we have each mortgaged property appraised, we also spot check the work of independent appraisers and personally visit selected sites. We have had no loan charge offs in any of the periods presented. While

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the world witnessed economic turmoil during the nine months ending December 31,
2008, our loan portfolio increased steadily from $421.5 million at March 31, 2008 to $466.8 million at December 31, 2008 and our only loan currently in foreclosure was on a one-family house with a balance of approximately $50,000. That is why we were able to say "No, Thanks" to Uncle Sam's offer of bailout money."

     The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

     This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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

SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA


                                                             AT DECEMBER 31,    AT MARCH 31,
                                                          ------------------------------------------------------
                                                                 2008              2008              % Change
                                                          ----------------     ---------------     -------------
                                                                       (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                                    $933,840          $899,056             3.87%
Loans receivable, net                                            465,942           420,619            10.78%
Cash and cash equivalents                                         33,483            52,231           -35.89%
Securities                                                       388,974           380,878             2.13%
Deposits                                                         607,803           576,722             5.39%
Borrowed funds                                                   146,312           142,306             2.82%
Total equity                                                     171,682           172,355            -0.39%


                                                                         NINE MONTHS
                                                                     ENDED DECEMBER 31,
                                                          ------------------------------------------------------
                                                                 2008              2008              % Change
                                                          ----------------     ---------------     -------------
                                                                         (Dollars in thousands)
OPERATING DATA:
Interest income                                                  $33,306           $28,453            17.06%
Interest expense                                                  19,565            17,970             8.88%
                                                          --------------       -----------
Net interest income                                               13,741            10,483            31.08%
Provision for loan losses                                            115                90            27.78%
                                                          --------------       -----------
Net interest income after
   provision for loan losses                                      13,626            10,393            31.11%
Noninterest income                                                   863               843             2.37%
Noninterest expense                                                8,567             9,014            -4.96%
                                                          --------------       -----------
Earnings before income taxes                                       5,922             2,222           166.52%
Total income taxes                                                 1,881               473           297.67%
                                                          --------------       -----------
Net earnings                                                      $4,041            $1,749           131.05%
                                                          ==============       ===========
Basic earnings per share                                           $0.16             $0.06           166.67%
                                                          ==============       ===========
Diluted earnings per share                                         $0.15             $0.06           150.00%
                                                          ==============       ===========

                                                                       THREE MONTHS
                                                                     ENDED DECEMBER 31,
                                                          ------------------------------------------------------
                                                                 2008              2008              % Change
                                                          ----------------     ---------------     -------------
                                                                         (Dollars in thousands)
OPERATING DATA:
Interest income                                                  $11,382            $9,647            17.98%
Interest expense                                                   6,506             6,173             5.39%
                                                          --------------     -------------
Net interest income                                                4,876             3,474            40.36%
Provision for loan losses                                              0                 0             0.00%
                                                          --------------     -------------
Net interest income after
   provision for loan losses                                       4,876             3,474            40.36%
Noninterest income                                                   288               285             1.05%
Noninterest expense                                                2,895             2,870             0.87%
                                                          --------------     -------------
Earnings before income taxes                                       2,269               889           155.23%
Total income taxes                                                   724               192           277.08%
                                                          --------------     -------------
Net earnings                                                      $1,545              $697           121.66%
                                                          ==============     =============
Basic and diluted earnings per share                               $0.06             $0.03           100.00%
                                                          ==============     =============


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

                                                              AT OR FOR THE NINE                   AT OR FOR THE THREE
                                                                 MONTHS ENDED                         MONTHS ENDED
                                                                  DECEMBER 31,                         DECEMBER 31,
                                                            -----------------------              -----------------------
                                                             2008             2007                2008             2007
                                                            ------           ------              ------           ------
PERFORMANCE RATIOS (1):
Return on average assets                                     0.59%            0.29%               0.67%            0.35%
Return on average equity                                     3.17%            1.31%               3.64%            1.61%
Interest rate spread (2)                                     1.55%            1.09%               1.68%            1.09%
Net interest margin (3)                                      2.11%            1.85%               2.22%            1.83%
Noninterest expense to average assets                        1.25%            1.50%               1.25%            1.43%
Efficiency ratio (4)                                        58.66%           79.59%              56.06%           76.35%
Average interest-earning assets to
   average interest-bearing liabilities                     1.19 x           1.24 x              1.19 x           1.23 x
Average equity to average assets                            18.61%           22.26%              18.40%           21.56%
Basic earnings per share                                     $0.16            $0.06               $0.06            $0.03
Diluted earnings per share                                   $0.15            $0.06               $0.06            $0.03
Cash dividends paid per common share                         $0.15            $0.15               $0.05            $0.05
Dividend payout ratio                                       34.89%           90.17%              29.77%           71.88%

CAPITAL RATIOS (5):
Tangible capital                                            15.85%           18.23%              15.85%           18.23%
Core capital                                                15.85%           18.23%              15.85%           18.23%
Risk-based capital                                          41.54%           46.41%              41.54%           46.41%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans                                         0.33%            0.34%               0.33%            0.34%
Allowance for loan losses as a percent of
   nonperforming loans                                     350.23%          953.64%             350.23%          953.64%
Net charge-offs to average outstanding
   loans during the period                                   0.00%            0.00%               0.00%            0.00%
Nonperforming loans as a percent of
   total loans                                               0.10%            0.04%               0.10%            0.04%
Nonperforming assets as a percent of
   total assets                                              0.05%            0.02%               0.05%            0.02%

OTHER DATA:
Number of:
   Real estate loans outstanding                             2,382            2,277               2,382            2,277
   Deposit accounts                                         32,001           32,827              32,001           32,827
   Full service customer service facilities                     10               10                  10               10

--------------------------------
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5) Bank only.